77c.
(a)	May 31, 2013, a special meeting;
(b)	N/A
(c)	The matter to be voted on was a change in the investment objective from
 	"modest capital appreciation and maximize gains" to "modest capital appreciation and income." The meeting and vote have not occurred as of the date of the Form N-SAR.
(d)	N/A